Exhibit 99.1

Theragenics® Reports Revenue & Earnings for Second Quarter 2008

BUFORD, Ga.--(BUSINESS WIRE)--Theragenics Corporation (NYSE: TGX), a medical device company serving the surgical products and prostate cancer treatment markets, today announced consolidated financial results for the second quarter and six months ended June 29, 2008. Consolidated revenue for the quarter was $15.9 million, an increase of 2% from the 2007 period. Revenue in the Company’s surgical products segment increased 19% in the second quarter of 2008 over the 2007 period, while brachytherapy segment revenue decreased 12%. For the first half of the year, consolidated revenue was $31.1 million, an increase of less than 1% over 2007. Surgical products revenue increased 13% over the first half of 2007, while brachytherapy revenue decreased 10%.

Consolidated operating income for the second quarter of 2008 was $2.6 million, an increase of 32% over 2007. Operating income in the surgical products segment was $1.7 million, an increase of 70% over 2007, while brachytherapy operating income was $867,000, a decrease of 8%. For the first half of the year consolidated operating income was $4.8 million, an increase of 31% over 2007. First half operating income in surgical products was $3.0 million, an increase of 89% over 2007, while brachytherapy operating income was $1.8 million in the first half of 2008, a decrease of 13%. Consolidated net income for the quarter was $1.6 million, or $0.05 per share, for the second quarter of 2008 compared to $1.5 million, or $0.05 per share, in 2007. For the six-month period, consolidated net income was $3.3 million, or $0.10 per share in 2008, compared to $2.7 million, or $0.08 per share in 2007.

Items affecting comparability between periods include the previously reported change in the estimated service lives of certain depreciable assets in the 2008 periods, primarily an increase in the estimated service lives of the cyclotron equipment used in the brachytherapy segment from 10 years to 15 years. Compared to the estimated service lives used in 2007, this change reduced depreciation expense by $438,000 and $876,000 in the second quarter and first half of 2008, respectively. The Company also recorded an increase in the carrying value of its Oak Ridge facility held for sale of $142,000 in the second quarter. This adjustment was based on the actual sale of the facility, which occurred on July 23, 2008. The change in depreciable lives and the adjustment to the Oak Ridge facility increased 2008 earnings per share by $0.01 in the second quarter and $0.02 for the first six months of the year. The 2007 periods included one-time interest income of $309,000 received in connection with a federal income tax refund. This one-time interest income increased earnings per share by $0.01 in the second quarter of 2007. It had no effect on earnings per share in the first half of 2007.

“Our surgical products business has continued to grow, with revenue up 19% in the second quarter and 13% in the first half of this year. Operating income was up 89% in the first half of 2008 in this business,” stated M. Christine Jacobs, Chairman and CEO. “Brachytherapy revenue was soft, continuing to reflect market conditions and a general slowdown. While softness in this business will probably continue, our brachytherapy business continues to be profitable and generate strong cash flows. The overall diversification strategy continues to deliver growth, earnings and cash flow.”

Ms. Jacobs continued, “The acquisition of NeedleTech Products, which closed on July 28, will further enhance our strategy. We are excited about the markets, applications and customers that NeedleTech serves. This acquisition should allow us to leverage our assets, continue our diversification and accelerate our growth.”

Tables I and II to this press release contain condensed consolidated statements of earnings and balance sheets. Revenue and operating income by segment are summarized in Table III. Table IV includes a reconciliation of GAAP reported net earnings to earnings before interest, taxes, depreciation and amortization (EBITDA).

Theragenics will host a conference call today at 11:00 a.m. Eastern Time. To access the call, dial 800-538-9844 or 706-634-7274 and provide the conference ID 55962103. This call is also being broadcast live over the Internet, and a recording will be available for one month on the Company’s website. To access the webcast, log on to www.theragenics.com and select Investor Relations followed by selecting “Company Presentations.” You also can access a phone replay of the call until Midnight, August 7, by dialing 800-642-1687 or 706-645-9291 and providing the conference ID code: 55962103.

Theragenics Corporation (NYSE: TGX) operates two business segments: its surgical products business and its brachytherapy seed business. Its surgical products business (www.cpmedical.com, www.galtmedical.com, www.needletech.com) manufactures and distributes wound closure, vascular access, and specialty needle products. Wound closure products include sutures, needles and other surgical products. Vascular access includes introducers, guidewires and related products. Specialty needles include coaxial, biopsy, spinal and disposable veress needles, access trocars, and other needle based products. The Company’s surgical products segment serves a number of markets and applications, including, among other areas, interventional cardiology, interventional radiology, vascular surgery, orthopedics, plastic surgery, dental, urology, veterinary, pain management, endoscopy, and spine. The Company’s brachytherapy business manufactures and markets its premier product, the palladium-103 TheraSeed® device (www.theraseed.com) and I-Seed, an iodine-125 based device, which are used primarily in the minimally invasive treatment of localized prostate cancer. For additional information, call Theragenics’ Investor Relations Department at (800) 998-8479 or visit www.theragenics.com.

This press release contains disclosure of earnings before interest, taxes, depreciation and amortization (“EBITDA”), which is a non-GAAP financial measure. Management believes EBITDA provides an additional and meaningful assessment of the Company’s ongoing results and performance. Because the Company has historically reported EBITDA, management also believes that the inclusion of this non-GAAP measure provides consistency in its financial reporting and facilitates investors' understanding of the Company's historic operating trends by providing an additional basis for comparisons to prior periods. Management uses this non-GAAP measure to establish financial and operational goals, to monitor the Company's actual performance in relation to its business plan and operating budgets, and as part of several components it considers in determining incentive compensation. Management recognizes that the use of non-GAAP measures has limitations, including the fact that they may not be directly comparable with similar non-GAAP financial measures used by other companies. All non-GAAP financial measures are intended to supplement the applicable GAAP disclosures and should not be considered in isolation from, or as substitute for, financial information prepared in accordance with GAAP. For a reconciliation of EBITDA from GAAP reported net earnings, please see the supplemental information included with this press release.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future growth, opportunities and investments, and anticipated positive results in general. Actual results may differ materially due to a variety of factors, including, among other things, uncertainties related to the integration of acquired companies into the Theragenics organization, capitalization on opportunities for growth within the Surgical Products business, ability to recognize value from areas of shared expertise, risks and uncertainties related to competition within the medical device industry, development and growth of new applications within the markets for brachytherapy, wound closure, and vascular access and, more broadly, medical devices, competition from other companies within the brachytherapy, wound closure, vascular access and medical device markets, competition from other methods of treatment, new product development cycles, effectiveness and execution of marketing and sales programs, changes in product pricing, changes in costs of materials used in production processes, continued acceptance and demand of the Company’s products by the markets in which it operates, introduction and/or availability of competitive products by others, potential changes in third-party reimbursement, including Medicare reimbursement as administered by the Centers for Medicare and Medicaid Services (CMS), implementation of the new legislation by CMS, physician training, third-party distribution agreements, ability to execute on acquisition opportunities on favorable terms and successfully integrate any acquisitions, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward looking statement or cautionary statement.

TABLE I THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

	Three Months Ended		Six Months Ended
	6/29/08	7/1/07	6/29/08	7/1/07
Product sales	$15,671	$15,364	$30,631	$30,591
License fees	243	211	518	435
Total revenue	15,914	15,575	31,149	31,026
Cost of sales	7,664	7,864	15,242	15,973
Gross profit	8,250	7,711	15,907	15,053
Operating expenses:
Selling, general & administrative	5,167	4,898	9,970	9,754
Amortization of purchased intangibles	468	468	937	937
Research & development	161	379	294	670
Change in estimated value of asset held for sale	(142)	-	(142)	-
Loss on disposal of equipment	1	-	3	-
	5,655	5,745	11,062	11,361
Operating income	2,595	1,966	4,845	3,692
Non-operating items:
Interest income	297	734	756	1,123
Interest expense	(131)	(168)	(277)	(351)
Other	(68)	1	(64)	2
	98	567	415	774
Earnings before income taxes	2,693	2,533	5,260	4,466
Income tax expense	1,055	989	1,986	1,754
Net earnings	$1,638	$1,544	$3,274	$2,712
Earnings per share:
Basic	$0.05	$0.05	$0.10	$0.08
Diluted	$0.05	$0.05	$0.10	$0.08
Weighted average shares:
Basic	33,106	33,112	33,134	33,093
Diluted	33,246	33,264	33,291	33,236

TABLE II THERAGENICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)

Assets	June 29, 2008	December 31, 2007
Cash, cash equivalents & marketable securities	$52,250	$48,789
Trade accounts receivable	8,499	7,882
Inventories	8,631	7,644
Deferred income tax asset	5,757	1,664
Prepaid expenses & other current assets	1,085	1,338
Asset held for sale	3,042	-
Total current assets	79,264	67,317
Property & equipment, net	27,427	27,972
Goodwill	38,658	38,658
Other intangible assets	10,943	11,881
Asset held for sale	-	2,900
Other long-term assets	501	93
Total assets	$156,793	$148,821

Liabilities & Shareholders’ Equity
Accounts payable & accrued expenses	$5,656	$4,963
Contract termination liability	1,500	26
Total current liabilities	7,156	4,989

Long-term debt	7,500	7,500
Contract termination liability	-	1,487
Deferred income tax liability, long-term	5,519	1,369
Decommissioning retirement obligation	624	602
Other long-term liabilities	312	255
Total long-term liabilities	13,955	11,213

Shareholders’ equity	135,682	132,619
Total liabilities & shareholders’ equity	$156,793	$148,821

TABLE III THERAGENICS CORPORATION AND SUBSIDIARIES SEGMENT INFORMATION (UNAUDITED) (in thousands)

	Quarter Ended		Six Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Revenue
Surgical products	$8,444	$7,071	$15,764	$13,910
Brachytherapy seed	7,548	8,551	15,514	17,200
	15,992	15,622	31,278	31,110
Intersegment Eliminations	(78)	(47)	(129)	(84)
Consolidated	$15,914	$15,575	$31,149	$31,026
	Quarter Ended		Six Months Ended
	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007
Operating income
Surgical products	$1,745	$1,029	$3,041	$1,607
Brachytherapy seed	867	940	1,809	2,090
	2,612	1,969	4,850	3,697
Intersegment Eliminations	(17)	(3)	(5)	(5)
Consolidated	$2,595	$1,966	$4,845	$3,692

TABLE IV THERAGENICS CORPORATION AND SUBSIDIARIES RECONCILIATION OF NON GAAP FINANCIAL MEASURES (UNAUDITED)

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA) (in thousands)

	Quarter Ended		Six Months Ended
	6/29/08	7/1/07	6/29/08	7/1/07
Net earnings, U.S. GAAP	$1,638	$1,544	$3,274	$2,712
Income tax expense	1,055	989	1,986	1,754
Interest income	(297)	(734)	(756)	(1,123)
Interest expense	131	168	277	351
Other non-operating income/expense	68	(1)	64	(2)
Operating income	2,595	1,966	4,845	3,692
Depreciation and amortization	1,187	1,572	2,367	3,139
Stock-based compensation amortization	194	172	412	365
EBITDA	$3,976	$3,710	$7,624	$7,196

CONTACT:
Theragenics Corporation
Company Contacts
Frank Tarallo, CFO & Treasurer
or
Lisa Rassel, Manager of Investor Relations
Phone: 800-998-8479 OR 770-271-0233
Website: www.theragenics.com